AMENDMENT NO. 1

                             TO EMPLOYMENT AGREEMENT

THIS AMENDMENT to the Employment Agreement (the "Agreement") entered into as of March 27, 1996 by and between SJNB Financial Corp. and San Jose National Bank, a national banking association ("Employer"), and James R. Kenny ("Employee") is made and entered into effective October 6, 2000.

                                 RECITALS

WHEREAS, Employer and Employee have entered into the Agreement governing the employment of Employee and now wish to amend the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Employer and Employee hereby agree as follows:

1.        Paragraph 13(c) shall be amended in its entirety to read as follows:

          "Personal Insurance. Employer shall provide during the term of this Agreement, at Employer's sole cost, a policy or policies of term life insurance coverage in the amount of Two Hundred Fifty Thousand Dollars ($250,000) and group life, health (including medical, dental and hospitalization), accident and disability insurance coverage for Employee and his dependents either through a policy or policies of standard coverage provided by an insurer or insurers selected by Employer in its sole discretion. In the event of a termination of Employee's employment pursuant to paragraph 16(b) or 16(e), or automatic termination based upon paragraph 16(a)(1), (4), (7), or
          (12)(to the extent of Employer's breach), Employer shall continue to provide for a period of thirty-six (36) months, at Employer's sole cost, the above-described policy or policies of term life insurance coverage and group life, health, accident and disability insurance coverage for Employee and his dependents, to the extent such insurance coverage is available at a cost to Employer comparable to the cost to provide such coverage to an active employee. If such insurance coverage is not available at a comparable cost to Employer, then Employer shall pay to Employee a lump-sum amount in cash equal to three times the total annual premiums paid by Employer to provide such insurance coverage to Employee in the final year of Employee's employment by Employer."

2.        Subparagraph (d) of Paragraph 13 shall be added to read as follows:

          "(d) Outplacement Services. In the event of a termination of Employee's employment pursuant to paragraph 16(b) or 16(e), or automatic termination based upon paragraph 16(a)(1), (4), (7), or
          (12)(to the extent of Employer's breach), Employer shall provide for a period of thirty-six (36) months, at Employer's sole cost, outplacement services to the Employee to the extent reasonably required for the Employee to obtain substantially comparable employment; provided, however, that such outplacement services shall not involve an expenditure by Employer in excess of $5,000 per annum; and provided, further, however, that after the date of his termination, Employee shall use his best efforts to obtain substantially comparable employment."

3.        The   first   sentence  of  subparagraph 16(d) shall be amended in its
          entirety to read as follows:

          "In the event of termination by Employer pursuant to paragraph 16(b) or automatic termination based upon paragraph 16(a)(1), (4), (7) or
          (12)(to the extent of Employer's breach) of this Agreement, Employee or his designated beneficiary shall be entitled to receive severance pay at Employee's rate of salary immediately preceding such termination equal to (i) twenty-four (24) months' salary, plus (ii) two (2) times the average annual bonus paid to Employee for the three
          (3) years prior to the date of such termination (in addition to incentive compensation or bonus payments due Employee, if any), payable in lump sum."

4. The first two paragraphs of Paragraph 16(e) shall be amended in their entirety to read as follows:

          "In the event of a "change in control" as defined herein and within a period of two (2) years following consummation of such a change in control (i) Employee's employment is terminated; or (ii) without Employee's consent there occurs (A) any adverse change in the nature and scope of Employee's position, responsibilities, duties, salary or benefits, or (B) any change in Employee's location of employment from within Santa Clara County, California, or (C) any event which reasonably constitutes a demotion, significant diminution or constructive termination (by resignation or otherwise) of Employee's employment, then Employee shall be entitled to the following (in addition to any bonus or incentive compensation payments due Employee or any benefits which Employee is otherwise entitled to hereunder):

          (x) Severance pay in an amount equal to (I) three (3) times Employee's annual salary immediately preceding such change in control, plus (II) three (3) times the average annual bonus paid to Employee for the three (3) years prior to the date of such termination as a result of a change in control, such amount payable in a lump sum in cash;

          (y) An amount equal to the product of (I) a fraction, the numerator of which is the number of days in the fiscal year in which the date of termination occurs through such date of termination, and the denominator of which is 365, and (II) the targeted amount of the Employee's annual bonus for the year in which the termination as a result of a change in control occurs (or, if such target bonus has not been established, Employee's bonus for the prior year), such amount payable in a lump sum in cash; and

          (z)  All    unvested    and  unexercised  stock   options  granted  to
               Employee pursuant to Employer's stock option plan(s) shall immediately vest and become exercisable.

          Notwithstanding anything in this Agreement to the contrary, and in particular this Section 16(e) hereof, if any payment made under this Agreement is a "golden parachute payment" as defined in Section 28(k) of the Federal Deposit Insurance Act (12 U.S.C. section 1828(k)) and
          Part 359 of the Rules and Regulations of the Federal Deposit Insurance Corporation (collectively, the "FDIC Rules") or is otherwise prohibited, restricted or subject to the prior approval of the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency, or any other regulatory agency or governmental authority having jurisdiction over the Employer, no payment shall be made hereunder without complying with said FDIC Rules."

5.        A new Paragraph 27 shall be added to read as follows:

              "27.     Certain Additional Payments by Employer.
                       ---------------------------------------

              (a) In the event it shall be determined that any payment or distribution by Employer to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 27) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

               (b) Subject to the provisions of Section 27(c), all determinations required to be made under this Section 27, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by KPMG LLP, or such other certified public accounting firm reasonably acceptable to Employer as may be designated by Employee (the "Accounting Firm") which shall provide detailed supporting calculations both to Employer and Employee within 15 business days of the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by Employer. All fees and expenses of the Accounting Firm shall be borne solely by Employer. Any Gross-Up Payment, as determined pursuant to this Section 27, shall be paid by Employer to Employee within five days of the later of (i) the due date for the payment of any Excise Tax, and (ii) the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon Employer and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Employer should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that Employer exhausts its remedies pursuant to Section 27(c) and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Employer to or for the benefit of Employee.

               (c) Employee shall notify Employer in writing of any claim by the Internal Revenue Service ("IRS") that, if successful, would require the payment by Employer of the Gross-Up
                    Payment. Such notification shall be given as soon as practicable but no later than ten business days after Employee is informed in writing of such claim and shall apprise Employer of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Employer notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall: (i) give Employer any information reasonably requested by Employer relating to such claim, (ii) take such action in connection with contesting such claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Employer, (iii) cooperate with Employer in good faith in order effectively to contest such claim, and (iv) permit Employer to participate in any proceedings relating to such claim; provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 27(c), Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided, however, that if Employer directs Employee to pay such claim and sue for a refund, Employer shall advance the amount of such payment to Employee, on an interest-free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Employer's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority.

                (d) If,  after  the  receipt  by Employee of an amount  advanced by Employer pursuant to Section 27(c), Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to Employer's complying with the requirements of Section 27(c)) promptly pay to Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by Employer pursuant to Section 27(c), a determination is made that Employee shall not be entitled to any refund with respect to such claim and Employer does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid."

6. Except as set forth herein, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

EMPLOYER                                     EMPLOYEE

SAN JOSE NATIONAL BANK



By s/Robert A. Archer                        By  s/James R. Kenny
   ------------------                            ----------------
                                                  James R. Kenny